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                                                                    Exhibit 99.1

                          STORMEDIA TO ACQUIRE AKASHIC


        SANTA CLARA, Calif., -- (PRNewswire) -- November 28, 1997-- StorMedia Incorporated (Nasdaq/NMS: STMD) announced today that it has signed an agreement with Kubota Corporation to acquire its subsidiary, Akashic Memories Corporation, a producer of magnetic media and substrates.

        StorMedia will acquire two Akashic media facilities and a substrate facility in California and a new substrate plant in Malaysia.

        William J. Almon, Chairman and Chief Executive Officer of StorMedia said, "This acquisition provides us with not only Akashic's unique substrate resources and expertise but also broadens our customer base while allowing for potential economies of scale and further efficiencies from combined operations. The drive industry today demands bigger players with broader expertise to satisfy customer requirements. This acquisition provides us those key elements."

ABOUT STORMEDIA:

        StorMedia is a leading independent supplier of thin film disks for hard disk drives used in portable and desktop computers, network servers and workstations. The Company designs, develops, manufactures and sells disks in workstations. The Company designs, develops, manufactures and sells disks in 2-1/2 and 3-1/2 inch sizes. Within each size, the Company provides a range of coercivities (magnetics), fly heights and disk thicknesses to meet distinct customer specifications.

        For further information, please contact: Henry Lo, Treasurer of StorMedia Incorporated, 408-327-8281/(STMD)